Exhibit 99.1
CA REPORTS PRELIMINARY FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL FISCAL YEAR 2006
ISLANDIA, N.Y., April 25, 2006 — CA, Inc. (NYSE: CA) today released preliminary financial results for the fourth quarter of fiscal year 2006, ending March 31, 2006. The Company plans to report final results for the quarter after market close on May 30, 2006.
“Our results for the quarter were not in line with our expectations,” said John Swainson, CA’s president and CEO. “However, CA is a company undergoing a transformation — of our products, our people, our processes, our relationships with our customers, our go-to-market strategy and much more. I am confident that the changes we have made to transform CA will have a beneficial impact in the coming year and that we are on track to become the industry’s leading management software company.”
Based on the preliminary financial data, the Company expects:
•	Total revenues for the fourth quarter will be between $940 million and $950 million, compared to the Company’s previous guidance of $975 million to $1 billion. Subscription revenue will be between $710 million to $720 million, in line with the Company’s previous guidance.

•	Fully diluted non-GAAP operating earnings per share for the quarter in the range of $0.14 to $0.16 compared to previous guidance of $0.23 to $0.24; (1)

•	GAAP earnings per share for the quarter in the range of $0.00 to $0.02 compared to previous guidance of $0.09 to $0.10;

•	Full-year adjusted non-GAAP cash flow from operations growth will exceed the high-end of the Company’s 12 percent to 15 percent guidance range; (2)

•	Full-year GAAP cash flow from operations will be between $1.360 billion to $1.390 billion, compared to previous guidance of $1.311 billion to $1.351 billion; and,

•	Full-year billings percentage growth at 5 percent, within the Company’s previous guidance of mid-to-high single digits. Billings growth for fiscal 2006 was due to the favorable impact of sales of acquisition-related products and accelerated customer payments. Excluding these two items, billings would have been flat to slightly down. By platform, total distributed billings were up about 13 percent, while total mainframe billings declined about 1 percent for the year.
CA attributed a significant portion of the lower total revenue in the fourth quarter to the speed of the accounting transition of revenue from recent acquisitions. In this change, revenue previously recognized in a perpetual model moved to CA’s ratable model, where revenue is recognized monthly over the life of the contract. This revenue has been deferred and will be recognized in future periods. The Company also said a slow bookings start to the fourth quarter contributed to lower than expected revenue. CA anticipates the lower total revenue will have an unfavorable impact on GAAP and non-GAAP earnings of approximately $0.05 per share.
The Company also experienced increases in sales expenses — primarily commissions — and other expenses. CA expects it will partially offset the impact of these expenses through reductions in variable compensation programs, including management bonuses. The net unfavorable impact on earnings per share from higher expenses is expected to be $0.05 to $0.07 on a GAAP and non-GAAP basis. Partly offsetting this will be tax benefits of approximately $0.03 per share on a GAAP basis and $0.02 per share on a non-GAAP basis.
Additional Information
This press release should be read in conjunction with additional content including a slide presentation that is available on the Company’s website. Individuals can access the information at http://ca.com/invest.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://www.ca.com.
(1) Operating EPS is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP results to non-GAAP operating income is included in the tables following this press release.
(2) Adjusted cash flow from operations is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP cash flow from continuing operations to non-GAAP adjusted cash flow from continuing operations is included in the tables following this press release.
Non-GAAP Financial Measures
This press release includes financial measures for per share earnings and cash flows that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP “operating” earnings per share excludes the following items: non-cash amortization of acquired technology and other intangibles, in process research and development charges, the government investigation and class settlement charges, restructuring and other charges, and the tax resulting from the planned repatriation of approximately $500 million of foreign cash and interest on dilutive convertible bonds (the convertible shares, rather than the interest, are more dilutive, thus the interest is added back and the shares increased to calculate non-GAAP operating earnings). Non-GAAP taxes are provided based on the estimated effective annual non-GAAP tax rate. Non-GAAP adjusted cash flow excludes the following items: Restitution Fund payments, restructuring payments, and the impact of certain non-recurring tax payments or tax benefits. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures, which are attached to this press release.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risks and uncertainties associated with the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be subject to criminal prosecution or civil penalties if it violates this agreement; the risks and uncertainties associated with the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to criminal prosecution or substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the SEC investigations, including shareholder derivative litigation; changes to the compensation plan of CA’s sales organization may encourage behavior not anticipated or intended as it is implemented; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in transaction losses; if we do not adequately manage and evolve our financial reporting and managerial systems and processes, including the successful implementation of our enterprise resource planning software, our ability to manage and grow our business may be harmed; and the other factors described in CA’s Annual Report on Form 10-K/A for the year ended March 31, 2005, and any amendment thereto, and in its most recent quarterly reports filed with the SEC. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
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Copyright © 2006 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Olivia Bellingham
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-4687
	daniel.kaferle@ca.com	olivia.bellingham@ca.com

Table 1
CA, INC.
Reconciliation of Projected GAAP Results to Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ending			Fiscal Year Ending
	March 31, 2006			March 31, 2006
Projected revenue range	$940	to	$950	$3,769	to	$3,779

Projected GAAP EPS from cont. ops. range	$0.00	to	$0.02	$0.31	to	$0.33
Non GAAP adjustments, net of taxes
Acquisition amortization	0.13		0.13	0.48		0.48
Acquisition IPR&D	0.00		0.00	0.02		0.02
Tax savings on repatriation	(0.01)		(0.01)	(0.07)		(0.07)
Restructuring & other charges	0.02		0.02	0.09		0.09
Impact from convertible senior notes	0.00		0.00	0.01		0.01

Projected diluted operating EPS range	$0.14	to	$0.16	$0.84	to	$0.86

Refer to the discussion of non-GAAP measures included in the accompanying press release for additional information.

Table 2
CA, INC.
Reconciliation of Projected GAAP Cash Flow from Operations to Adjusted Cash Flow from Operations
(in millions)
(unaudited)

	FY2005	FY2006
		Projected
Cash Flow from Operations	$1,527	$1,360	to	$1,390

Benefit from Tax Law Change	(300)	—		—
Restitution Fund	75	150		150
Restructuring	25	25		25

Adjusted Cash Flow from Operations	$1,327	$1,535	to	$1,565

Refer to the discussion of non-GAAP measures included in the accompanying press release for additional information.